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FOR IMMEDIATE RELEASE
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For:      Argo(R) Bancorp, Inc.
          7600 West 63rd Street
          Summit, Illinois  60501

Contact:  John G. Yedinak
          President and Chief Executive Officer
          (708) 496-7176

Argo(R) Bancorp, Inc. Announces Sale of On-Line Financial Services, Inc.

Summit, Illinois, April 1, 1999. Argo(R) Bancorp, Inc. ("Company"), the holding company for Argo(R) Federal Savings Bank, FSB, and On-Line Financial Services, Inc. ("On-Line"), an Oak Brook, Illinois based computer service bureau serving bank and thrift clients, announced today it has completed the sale of all outstanding shares of On-Line, to GFS Holdings Co. ("GFS Holdings"). The transaction was effective as of close of business March 31, with the purchase price paid in cash and preferred stock, totaling $11.3 million.

On-Line provides core account processing and networking services for approximately 70 community banks and thrifts in a six state area of the Midwest. GFS Holdings, headquartered in Palm Beach Gardens, Florida, provides a wide range of products and services to the financial services industry, including management and technology planning. GFS Holdings also operates Gateway Financial Services, Inc. of St. Charles, Missouri ("Gateway"). Gateway, which has approximately 50 community bank customers in a seven state area that has little overlap with On-Line, provides products similar to those offered by On-Line, as well as Item Processing Centers in Lee's Summit, St. Charles and Union, Missouri, and Cedar Falls, Iowa.

John G. Yedinak, Chairman, President and CEO of Argo(R) Bancorp, Inc. stated, in making the announcement, "This transaction is consistent with Argo's strategy of focusing on growth of its core banking business, electronic commerce activities, and expanding its position in the technology arena. I have every confidence that our valuable On-Line customers will be well served by the capable management team at GFS Holdings".

Confirming these comments, GFS Holdings President and CEO Philip Weintraub stated "We are very pleased to have completed this acquisition, which represents the second major step toward our goal of being one of the premier providers of financial services to community banks and thrifts. We see this acquisition as complementary to our existing operations at Gateway. By combining the respective strengths of both companies with the additional financial and technological resources GFS Holdings brings to the table, we expect to continue the highest level of customer service into the next century."

The Company retains its ownership of Argo(R) Federal Savings Bank, FSB, which conducts business as a traditional savings and loan association from five locations in Chicago and Southwestern Cook County.